Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of April 5, 2004 between Da-Lite Screen Company, Inc., an Indiana corporation (the “Company”), and Jerry C. Young (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive to serve as Vice President-Finance and Chief Financial Officer of the Company, and the Executive desires to continue to be employed by the Company, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Company, together with its subsidiaries is the largest manufacturer of projection screens and other meeting room products in the World, currently selling products in over 100 countries throughout the World; the Company (directly and through subsidiaries) has established goodwill and a strong reputation in the meeting room products business and Executive is and has been intimately involved with the activities of the Company and its subsidiaries on a global basis, including (without limitation) enhancing the goodwill and reputation of the Company and its subsidiaries on a global basis.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and the Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement. The term of employment of the Executive by the Company pursuant to this Agreement (the “Employment Period”) shall commence on April 1, 2004 (the “Effective Date”) and shall end on the fourth anniversary of the Effective Date, unless earlier terminated pursuant to Section 4 hereof.

2. Position and Duties; Responsibilities. (a) Position and Duties. The Company shall employ the Executive during the Employment Period as its Vice President-Finance and Chief Financial Officer. The Executive shall report to the Company’s Chief Executive Officer (the “CEO”). During the Employment Period, the Executive shall perform faithfully and loyally and to the best of the Executive’s abilities the duties assigned to the Executive hereunder and shall devote the Executive’s full business time, attention and effort to the affairs of the Company and its subsidiaries and shall use the Executive’s reasonable best efforts to promote the interests of the Company and its subsidiaries. The Executive may engage in charitable, civic or community activities and, with the prior consent of the Board of Directors of the Company (the “Board”), may serve as a director of any other business entity, provided, that such activities or service do not interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 6, 7 or 8 hereof.

(b) Responsibilities. Subject to the powers, authority and responsibilities vested in the Board, the Executive shall have the authority and responsibility customary for a Vice President-Finance and Chief Financial Officer. The Executive shall also perform such other duties (not inconsistent with the positions of Vice President-Finance and Chief Financial

Officer) on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the CEO or the Board.

3. Compensation. (a) Salary. During the Employment Period, the Company shall pay to the Executive cash compensation (“Salary”) at the rate of $225,000 per annum, payable in accordance with the Company’s executive payroll policy; provided, that Salary will be paid at the rate of $300,000 per annum for any period subsequent to a Corporate Transaction (as hereinafter defined) which occurs while Executive is employed by the Company (or if payments are being made or are owed after termination of employment pursuant to Section 5(d), which occurs not later than three months after Executive’s termination of employment). The term “Corporate Transaction” shall mean (a) the reorganization, merger or consolidation of the Company with, or the sale or other transfer of all or substantially all of the Company’s assets to, another entity or entities if 50% or less of the common equity of the surviving or resulting entity or entities or successor(s) thereto is or are owned by persons and entities which were the shareholders of the Company (or their affiliates) immediately prior to such merger, consolidation, sale or transfer, or (b) the sale or other transfer of more than 50% of the outstanding Common Stock (or beneficial interests in Company voting securities) in a transaction or series of related transactions, in each case occurring on or after December 31, 2004.

(b) Car Allowance. The Company shall pay Executive a car allowance of $400 per month, which amount shall be increased for Executive if and to the extent it may be increased for field sales people.

(c) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in the Company’s employee benefit plans, such as medical plans, life insurance and the profit-sharing plan, generally available to executives of the Company (such benefits, together with car allowance provided in Section 3(b), being hereinafter referred to as the “Employee Benefits”). The Executive also shall be entitled to take time off for paid vacation time in accordance with the Company’s current policy or practice applicable to executives, which shall not be less than four weeks of paid vacation time per year for Executive.

(d) Expense Reimbursement. During the Employment Period, the Company shall reimburse the Executive, in accordance with the Company’s policies and procedures, for all reasonable expenses incurred by the Executive in the performance of the Executive’s duties hereunder.

4. Termination. (a) Death. Upon the death of the Executive, this Agreement shall automatically terminate and Executive’s heirs, executors or administrators, as the case may be, shall be entitled to be paid Executive’s then accrued and unpaid (i) Salary through and including the Executive’s date of death, (ii) other Employee Benefits to which the Executive was entitled on the date of death in accordance with the terms of the plans and programs of the Company, and (iii) accrued but unpaid car allowances and expense reimbursements.

(b) Disability. The Company may, at its option (but only if authorized by the Board), terminate this Agreement upon written notice to the Executive if the Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of the Executive’s position, with or without reasonable accommodation, required of the Executive hereunder for a continuous period of 180 days or any 180 days within any 12-month period. Upon such termination, Executive shall be entitled to then accrued and unpaid (i) Salary through and including the effective date of the Executive’s termination of employment; (ii) other Employee Benefits to which the Executive is entitled upon termination of employment in accordance with the terms of the plans and programs of the Company, and (iii) accrued but unpaid car allowances and expense reimbursements. In the event of any dispute regarding the existence of the Executive’s incapacity or disability hereunder, the matter shall be resolved by the determination of a physician professionally qualified to make such determination selected by the Board. The Executive shall submit to appropriate medical examinations for purposes of such determination.

(c) Cause. (i) The Company may, at its option (but only if authorized by the Board at a meeting, at least three business days prior notice of which has been given to the Executive), terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined) upon written notice to the Executive (the “Cause Notice”). The Cause Notice shall state the particular action(s) or inaction(s) giving rise to termination for Cause. If the Cause cited in the Cause Notice is of the type specified in clauses 4(c)(ii), (B), (C) or (D) below, the Executive shall have fifteen days after the Cause Notice is given to cure the particular action(s) or inaction(s), to the extent a cure is possible. If the Executive so effects a cure to the reasonable satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect. The exercise of the right of the Company to terminate this Agreement pursuant to this Section 4(c) shall not abrogate the rights or remedies of the Company or the Executive in respect of the breach giving rise to such termination. If the Company terminates the Executive’s employment for Cause, all obligations of the Company hereunder shall cease, except that the Executive shall be entitled to the payments and benefits specified in Section 4(b) hereof.

(ii) As used in this Agreement, the term “Cause” shall mean any one or more of the following: (A) any intentional act of fraud, embezzlement or theft by the Executive or Commission of a felony or of any crime involving fraud, embezzlement, theft or misrepresentation; (B) any willful misconduct of the Executive resulting in a material loss to the Company or any of its subsidiaries, or damage to the reputation of the Company or any of its subsidiaries; (C) any willful refusal by the Executive to perform the Executive’s duties under this Agreement or to perform specific directives of the CEO or the Board which are consistent with the scope and nature of the Executive’s duties and responsibilities as set forth herein (other than such a refusal by Executive based on Executive’s good faith belief that compliance with the directive of the CEO or the Board in question would constitute a violation of law or a breach of fiduciary duty to the Company) or (D) any intentional breach by the Executive of any one or more of the covenants contained in Section 6, 7 or 8 hereof.

(d) Termination Without Cause or With Good Reason. The Company may, at its option (but only if authorized by the Board), terminate the Executive’s employment under this Agreement upon written notice to the Executive for a reason other than a reason set forth in Section 4(a), 4(b) or 4(c), or the Executive may terminate his employment with the Company at any time with Good Reason (as defined below). If the Company terminates the Executive’s employment for any such reason, or if the Executive terminates his employment with Good

Cause, all obligations of the Company hereunder shall cease immediately, except that for the remainder of the Scheduled Employment Period the Executive shall be entitled to the continuation of payment of amounts equal to the Salary which otherwise would have been payable hereunder had the Executive’s employment hereunder not been terminated pursuant to this Section 4(d), together with the continual provision of the Employee Benefits during the remainder of the scheduled Employment Period, and accrued but unpaid car allowances and expense reimbursements. For purposes of this Agreement, “Good Reason” means the occurrence, of any of the following: (i) the assignment to the Executive of duties and responsibilities not consistent with his status and current activities (including location) as Executive Vice President-Finance and Chief Financial Officer of the Company, (ii) any other action which results in a significant and continuing diminution of the authority, duties or responsibilities of Executive in such positions, (iii) the failure of the Company to provide compensation, benefits or reimbursements to the Executive as required herein, or (iv) the failure of the Company to adhere in any material manner to any of its other covenants herein or in any other agreements between the Company and the Executive, provided that any of the foregoing continues for a period of twenty days after written notice thereof, specifying the nature thereof and requesting that it be cured, is given by the Executive to the Company.

(e) Voluntary Resignation. Executive may resign his employment with the Company for any reason upon 120 days prior written notice to the Company. In that event, all obligations of the Company hereunder shall cease, except that the Executive shall be entitled to the payments and benefits specified in Section 4(b) hereof through the effective date of Executive’s resignation. At its option, the Company (by action of the Board) may designate any date within such 120-day period as the effective date of Executive’s resignation date, it being understood that the Company shall be required to continue to pay Executive’s Salary and Employee Benefits through the end of the 120-day notice period.

5. Federal and State Withholding. The Company shall deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with the Executive’s Form W-4 on file with the Company, and all applicable federal employment taxes.

6. Noncompetition; Nonsolicitation. (a) General. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services are of special, unique and extraordinary value to the Company and its subsidiaries.

(b) Noncompetition. The Executive agrees, to the fullest extent permitted by applicable law, that during the period of the Executive’s employment with the Company, and for a period of two years thereafter (collectively, the “Noncompetition Period”) the Executive shall not in any manner, directly or indirectly, through any individual or entity, alone or as a member of an entity, or as an officer, director, stockholder, investor, partner, member, manager or employee of or consultant to any entity or otherwise, engage or be engaged, or assist any other individual or entity in engaging or being engaged, in the Business in the Geographic Area. The “Business” means the manufacture, distribution or sale of meeting room products of the same general type as the Company or its subsidiaries manufacture, distribute or sell, including

(without limitation) in the categories of projection screens, audio-visual carts, stands or mounts, easels, lecterns (but, for the avoidance of doubt, excluding podiums that are not lecterns), conference cabinets or screen fabric, or products which compete with such products manufactured, distributed or sold by the Company or its subsidiaries. The Geographic Area shall mean any country or other area in which meeting room products are manufactured, distributed or sold, by the Company or any of its subsidiaries during the Employment Period, including (without limitation) the United States, Canada, the Netherlands, France, other parts of Europe, Japan, China, other parts of East Asia, South Asia, Australia, New Zealand, Mexico, Central America, South America, the Middle East and Africa.

(c) Nonsolicitation. The Executive further agrees, to the fullest extent permitted by applicable law, that during the Noncompetition Period the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate, abandon or modify his or her employment for any purpose whatsoever or (ii) as part of Executive’s directly or indirectly engaging in a Business defined in Section 6(b) above, call on, service, solicit or otherwise do business with any customer of the Company or any of its subsidiaries.

(d) Exceptions. Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding shares of any class of any securities of which are publicly traded, so long as the Executive has no active participation in the business of such entity. Furthermore, Executive may, after termination of employment with the Company, become an employee or consultant to an entity engaged in the Business so long as (a) not more than 20% of such entity’s revenues for any period in which Executive so serves with such entity are generated by activities relating to the Business and (b) Executive’s activities with such entity relate solely to activities other than the Business.

(e) Reformation. If, at any time of enforcement of this Section 6, a court or an arbitrator holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

7. Confidentiality. The Executive shall not, at any time during the Employment Period or thereafter, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Company or of any of its subsidiaries or (ii) other technical, business, proprietary or financial information of the Company or of any of its subsidiaries not available to the public generally or to the competitors of the Company or to the competitors of any of its subsidiaries (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order, or (c) is required to be used or disclosed by the

Executive to perform properly the Executive’s duties under this Agreement. Promptly following the termination of the Employment Period, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive’s control (together with all copies thereof).

8. Inventions. All discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during Executive’s employment with the Company, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries, are the sole and absolute property of the Company and are “works made for hire” as that term is defined in the copyright laws of the United States. The Executive hereby assigns to the Company the Executive’s entire right, title and interest in and to all such developments and agrees to disclose fully all such developments to the Company upon its request, which disclosure shall be made in writing promptly following any such request. The Executive shall, upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks and copyrights in all countries.

9. Enforcement. The parties hereto agree that the Company and its subsidiaries would be damaged irreparably in the event that any provision of Section 6, 7 or 8 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically. The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Indiana in any action by the Company to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

10. Survival. Sections 4, 6, 7, 8 and 9 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any proper termination of the Employment Period.

11. Arbitration. Except as otherwise set forth in Section 9 hereof, any dispute or controversy between the Company and the Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Indianapolis administered by the American Arbitration Association, with any such dispute or controversy arising under this Agreement being so administered in accordance with its Employment Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

12. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally or by overnight courier to the following address of the other party hereto (or such other address for such party as shall be specified by notice given pursuant to this Section) or (b) sent by facsimile to the following facsimile number (if one is so listed) of the other party hereto (or such other facsimile number for such party as shall be specified by notice given pursuant to this Section), with the confirmatory copy personally delivered or delivered by overnight courier to the address of such party pursuant to this Section 12:

If to the Company, to:

Da-Lite Screen Company, Inc.

3100 North Detroit Street

P.O. Box 137

Warsaw, IN 46581-0137

Attention: Corporate Secretary

Fax: 574/372-1383

If to the Executive, to the address previously provided to the Company by the Executive.

13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of a provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of a provision had never been contained herein.

14. Entire Agreement; Option Exercise. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof; provided that, for the avoidance of doubt, this Agreement shall not supercede the Da-Lite Screen Company, Inc. Stock Option Plan (the “Option Plan”), the Stock Option Agreement dated as of October 30, 2001 under the Option Plan, or the Amended and Restated Shareholders Agreement to which the Company and Executive are parties; provided, further, that the provisions of this Agreement shall supercede and replace in its entirety Section 5 of the Option Agreement.

15. Successors and Assigns. This Agreement shall be enforceable by the Executive and the Executive’s heirs, executors, administrators and legal representatives, and shall be binding on and enforceable by the Company and its successors and assigns.

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Indiana without regard to principles of conflict of laws.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DA-LITE SCREEN COMPANY, INC.

By:	/s/ RICHARD E. LUNDIN
Title:	Chief Executive Officer

/s/ JERRY C. YOUNG
Jerry C. Young